PRIVATE & CONFIDENTIAL
Annual Senior Personnel Incentive Plan
July 1, 1993







                      PRIVATE AND CONFIDENTIAL




                Octel Communications Corporation



           ANNUAL SENIOR PERSONNEL INCENTIVE (ASPIN) PLAN










1.0  Purpose

     The purpose of the Annual Senior Personnel Incentive ("ASPIN Plan") is to provide performance incentives for those members of the management of Octel Communications (the "Company") and other senior level employees who, in the execution of their responsibilities, are in a position to significantly influence the performance level for the Company. The ASPIN Plan is designed to encourage the achievement of overall Company objectives as well as to recognize and reward individual accomplishment.

2.0  Term

     The term of the ASPIN Plan is 1 year, to coincide with the Fiscal Year, commencing July 1, and ending June 30. The ASPIN Plan will be subject to review, modification, and renewal by the Board of Directors of the Company (the "Board") on an annual basis.

3.0  Plan Administration

     The ASPIN Plan will be administered by an Executive Compensation Committee (the "Committee") composed of designated Executive Staff members. Subject to the review and approval of the Chief Executive Officer of the Company (the "CEO"), the Committee will have responsibility to review and approve: (a) participation levels, (b) target bonuses, and (c) individual performance objectives, (d) year-end individual performance evaluations, and (e) communications to employees regarding the ASPIN Plan.

4.0  Eligibility

     4.1 Employees of the Company, designated by the Committee, will be eligible to participate in the ASPIN Plan. Employees hired or promoted into such positions during the fiscal year will be eligible to participate, with the target bonus for such participants determined according to the provisions of Section 5.0 below.

     4.2 To be eligible to receive a bonus under the ASPIN Plan, the participant must be employed by the Company on the last working day of the fiscal year for which the bonus is to be paid. No bonus will be payable if the participant is not so employed, provided, however, that where termination of employment is due to death or disability of the participant, or normal retirement as defined by the Company's retirement plan then in effect, a pro-rata payment of the bonus may be made, at the discretion of the Committee. The Company also reserves the right to withhold payment of any or all of the bonus if the employee is on a leave of absence for longer than nine months during the fiscal year (to be reviewed on a case-by-case basis).

5.0  Target Bonuses

     5.1 General: At the start of the ASPIN Plan term a target bonus will be set for each participant, based upon the responsibility level and appropriate target total compensation level for the participant. All target bonuses are subject to the review and approval of the Committee.






     5.2 Percentage of Base Salary: Target bonuses for all participants will be expressed as a percentage of gross base salary paid during the fiscal year. For purposes of the Plan, "gross base salary" includes base salary actually paid to the employee in the current fiscal year (before taxes and other deductions). Excluded from earnings will be bonus payments made in the current fiscal year for performance in the previous fiscal year.

     5.3 New Hires/Promotions: Employees hired or promoted into an eligible position during the fiscal year will normally have a target bonus set at the minimum of the appropriate target bonus range. Since the target bonus percentage applies only to base salary paid during the eligibility period, the bonus will be automatically prorated.

     5.4 Demotions or Reclassifications: Employees downgraded to non-eligible positions during the fiscal year will have their bonus participation reviewed on a case-by-case basis. Since the reason for the downgrade could be voluntary or involuntary due to individual performance or business necessity, the handling of the bonus will be subject to review and approval of the Committee.

6.0  Company Performance Objectives

     Company performance objectives for purposes of the ASPIN
     Plan will be recommended by the President/CEO, subject to the review and approval of the Board.

7.0  Individual Performance Objectives

     Individual performance objectives will be set for each participant by the participant's immediate supervisor, department director, or above, subject to the review and approval of the cognizant Executive Staff member. Performance objectives will normally be goals that are strategic in nature and measurable.

8.0  Performance Monitoring

     During the ASPIN Plan year, Company and individual performance will be monitored. Adjustments to performance objectives may be made where appropriate, subject to the review and approval of the Executive Staff member, with respect to individual performance objectives.

9.0  Performance Criteria Weightings

     For all participants, 50% of the bonus will be based upon Company performance and 50% will be based upon individual performance.

10.0 Bonus Determination Process

     10.1 Portion of Bonus Based on Company Performance: At the end of the fiscal year, Company performance against objectives will be determined according to the audited financial statements of the Company. The portion of the target bonus based upon Company performance will be adjusted as illustrated in Exhibit A.








     10.2 Portion of Bonus Based on Individual Performance: At the end of the ASPIN Plan year, an evaluation of performance versus plan goals will be made by the participant's management. Such evaluations will be subject to the review and approval of the Committee. The portion of the target bonus based upon individual performance will be adjusted between 0% and 100% based upon achievement of performance against measurable objectives.

     10.3 Total Bonus: The Company and individual performance factors operate independently. The participant's total bonus will be the sum of the portion earned based on Company performance and the portion earned based on individual performance.

     10.4 Minimum Required Performance Levels: Notwithstanding the foregoing, no company-performance bonus will be payable to any participant unless the minimum Company performance level is achieved. The Company also reserves the right to withhold payment of the individual portion of the bonus if the Company is not profitable (to be determined at year end).

          Further, regardless of Company performance, no bonus will be paid to the participant if the participant is not meeting general job requirements (a rating of "good" or better) as determined by management at the end of the fiscal year. If the participant does not receive a bonus because the foregoing minimum requirements are not met, the participant may nevertheless be eligible to receive an incentive payment under the Company's Profit Sharing Plan, provided that the eligibility requirements of that plan are met.

11.0 Bonus Distribution

     Bonuses will be distributed to participants as soon as practical after the close of the fiscal year for which the bonus has been earned. Such distribution will be subject to the eligibility requirements specified in Section 4.0 above.

12.0 Miscellaneous

     12.1 The ASPIN Plan may be amended or terminated by the Company at any time, except that amendment or termination will not affect bonus payments made prior to such amendment or termination.

     12.2 All Bonus payments under the ASPIN Plan are subject to the discretion of the Company, and prior to distribution, pursuant to the provisions of the ASPIN Plan, bonus payments may be reduced or eliminated entirely if business considerations of the Company so require.

     12.3 Participation in the ASPIN Plan does not constitute an agreement to employ the participant for any length of time, and shall not restrict the Company's right to terminate the employment of the participant for any reason and at any time.









     12.4 The Board of Directors may, at its discretion, partially fund the ASPIN Plan if in its judgment factors causing under-achievement vis-a-vis company goals were due to circumstances not fully related to the performance of the ASPIN participants. In such cases, pro-rata bonuses for all or some of the ASPIN participants would be authorized.